UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2023

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	001-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	KSS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 21, 2023, Jill Timm, the Chief Financial Officer of Kohl’s Corporation (the “Company”), received a one-time grant of restricted stock units (“RSUs”), as well as a base salary increase, in recognition of her ongoing contributions to the Company, including her leadership on the execution of the Company’s strategic priorities, and in consideration for her continued employment with the Company.

The April 21, 2023 grant is valued at $1,500,000, and the number of RSUs granted was 64,767 based on the closing share price on April 21, 2023. These RSUs will vest on the first anniversary of the grant date provided Ms. Timm remains employed with the Company through the vesting date, except in the event of a qualifying termination. If Ms. Timm voluntarily resigns or is terminated for Cause (as defined in the Restricted Stock Unit Agreement) between the vesting date and May 1, 2025, she is required to reimburse the Company for the RSU grant on the terms set forth in the Restricted Stock Unit Agreement.

Ms. Timm’s base salary was increased from $900,000 to $950,000, effective April 21, 2023.

The foregoing description of the RSU grant does not purport to be complete and is qualified in its entirety by reference to the Restricted Stock Unit Agreement, a copy of which is attached as an exhibit to this filing and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Restricted Stock Unit Agreement by and between Jill Timm and Kohl’s Corporation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2023	KOHL’S CORPORATION

	By:	/s/ Jennifer Kent
Jennifer Kent
Senior Executive Vice President,
Chief Legal Officer and Corporate
Secretary